Beacon Hill Partners, Inc.
as Information Agent

                           OFFER TO PURCHASE FOR CASH
                     Up to 4,225,000 Shares of Common Stock
                                       of
                             RANGER INDUSTRIES, INC.
                                       for
                               $2.00 Net Per Share
                                       by
                           BUMGARNER ENTERPRISES, INC.


--------------------------------------------------------------------------------
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON JANUARY 30, 2001, UNLESS THE OFFER IS EXTENDED
--------------------------------------------------------------------------------


                                                             December 29, 2000

To Brokers, Dealers, Commercial Banks,
      Trust Companies And Other Nominees:

      We have been appointed by Bumgarner Enterprises, Inc. ("Bumgarner"), a Florida corporation, to act as the Information Agent in connection with Bumgarner's offer to purchase (the "Tender Offer") up to 4,225,000 shares of common stock, par value $.01 per share (the "Shares"), of Ranger Industries, Inc., a Connecticut corporation ("Ranger"), at $2.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 29, 2000 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together, constitute the "Offer Documents") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

      THE TENDER OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE.

      For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

      1.    Offer to Purchase dated December 29, 2000;

      2. Letter of Transmittal for your use in accepting the Tender Offer and tendering Shares and for the information of your clients;

      3. Notice of Guaranteed Delivery to be used to accept the Tender Offer if certificates for Shares and all other required documents cannot be delivered to Continental Stock Transfer & Trust Company (the "Depositary"), or if the procedures for book-entry transfer cannot be completed, by the Expiration Date (as defined in the Offer to Purchase);

      4. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Tender Offer;

      5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

      6.    A return envelope addressed to the Depositary.

      Upon the terms and subject to the conditions of the Tender Offer (including, if the Tender Offer is extended or amended, the terms and conditions of any such extension or amendment), Bumgarner will accept for payment and pay for Shares which are validly tendered prior to the Expiration Date and not theretofore properly withdrawn if and when Bumgarner gives oral or written notice to the Depositary of Bumgarner's acceptance of such Shares for payment pursuant to the Offer Documents. Payment for Shares purchased pursuant to the Tender Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares, or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at Depository Trust Company, pursuant to the procedures described in The Tender Offer - Acceptance for Payment and Payment of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an Agent's Message in connection with a book-entry transfer and (iii) all other documents required by the Letter of Transmittal.

      Bumgarner will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Tender Offer. Bumgarner will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

      Bumgarner will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Tender Offer, subject to Instruction 6 of the Letter of Transmittal.

      WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 30, 2001, UNLESS THE TENDER OFFER IS EXTENDED.

      In order to take advantage of the Tender Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the Instructions set forth in the Letter of Transmittal and in the Offer to Purchase.

      If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Tender Offer, a tender may be effected by following the guaranteed delivery procedures specified in The Tender Offer - Procedure for Tendering Shares of the Offer to Purchase.

      Any inquiries you may have with respect to the Tender Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at its respective address and telephone number set forth on the back cover of the Offer to Purchase.

                                                Very truly yours,

                                               Beacon Hill Partners, Inc.
                                               As Information Agent


      NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF BUMGARNER, RANGER, THE INFORMATION AGENT, THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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